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EXHIBIT 10.35

        December 5, 2005

VIA FEDEX

Mr. Richard C. ("Bink") Garrison
337 Marlborough Street, Apt. 3
Boston, MA 02115

RE:
Vertex Pharmaceuticals Incorporated/Richard C. ("Bink") Garrison
Offer Letter

Dear Bink:

On behalf of Vertex Pharmaceuticals Incorporated (the "Company"), I am pleased to extend an offer to you for a position with the Company as follows:

  •
  Job Title:  Senior Vice President, Organizational Development, reporting to Joshua Boger, Ph.D., Chairman, President & Chief Executive Officer.

  •
  Employment Term:  Four year term commencing on December 12, 2005 (your "start date"), terminable by either party, with or without "Cause," on thirty (30) days' notice. Severance benefits will be available as described below.

  •
  Duties:  As requested by the Chief Executive Officer, but generally will include the following:

  –
  contribute as a member of the senior management team (currently referred to as the "Executive Team" or the "ET") which sets strategy and oversees operations for the pharmaceutical business worldwide, and as a member of the group of managers who coordinate the Company's functional activities worldwide (currently referred to as the "Operating Council" or the "OC");

  –
  develop and implement processes to increase the group effectiveness of the ET and the OC and the individual effectiveness of each of its members;

  –
  establish sustainable mechanisms to preserve and embed the Company's values and culture, enhance the performance capabilities of the Company's human capital assets, and improve the Company's ability to grow its human capital base;

  –
  develop messages, mechanisms and modalities to enhance communication of the Company's corporate image, mission and values, both within and outside the Company; and

  –
  work closely with the leaders of the human resources function, the investor relations function, and the other functional leaders to achieve the foregoing objectives.

  •
  Sign-On Bonus:  You will receive a sign-on bonus in the amount of $80,000, payable on the first regular payroll date following commencement of employment. During the first twelve months after your start date, if you terminate your employment or if your employment is terminated by the Company for Cause, you will be required to repay the sign-on bonus to the Company.

  •
  Compensation:  Annualized salary of $320,000, subject to review and adjustment (upward) by the Company's Board of Directors as part of the normal annual senior executive review process in effect from time to time, to be paid in accordance with the Company's customary payroll practices.

  •
  Initial Equity Grant:  As an important part of this offer, we will grant to you the following initial amounts of restricted shares and stock options. These restricted shares and stock options will be issued under, and subject to, the general terms and conditions of the Company's 1996 Stock and Option plan.

    Restricted Shares:    You will be granted restricted shares at a nominal price, which will vest in four equal annual installments on the anniversary of your start date. Unvested shares will be subject to repurchase by the Company upon termination of your employment, for a price equal to the price for which you purchased them. The number of shares to be issued will be calculated by dividing $200,000 by the Company's average stock price over the ten trading days immediately prior to your start date, rounded up to the nearest 100 shares (e.g., 9,090 shares would become 9,100).

    Stock Option:    You will be granted an initial option to purchase shares of the Company's common stock, which will vest and become exercisable with respect to equal amounts of the underlying option stock at the end of each quarter during the 4-year period commencing on the Start Date. The exercise price of the shares subject to the initial stock option (the "Initial Exercise Price") will be the average market price of the Company's shares on your start date. The number of shares subject to the purchase option will be calculated by dividing $750,000 by the Initial Exercise Price, rounded up to the nearest 1,000 shares (e.g., 27,300 option shares would become 28,000 option shares).

  •
  Employment Benefits:  Major medical and dental coverage, three weeks vacation, 401(k) plan with a matching Company contribution, long term disability, company-paid life insurance and other benefits, all as in effect from time to time. We have previously provided you with a summary description of the benefits currently offered by the Company. In addition, the Company will promptly reimburse you for all business expenses reasonably incurred by you in connection with your employment, provided that you supply receipts for or other proof of the expenses and your claim for reimbursement is otherwise in accordance with general Company policy.

  •
  Participation in Bonus Program:  You will be eligible to participate in the Company's cash bonus programs in effect from time to time and applicable to the Company's senior executives, as determined by the Board. The Company's current plan contemplates an annual cash bonus of up to 40% of a senior executive's annual base salary, depending on both individual and Company performance.

  •
  Long Term Incentive Compensation Plans:  You will be eligible to participate in the Company's long-term incentive compensation plans, including the Company's option and restricted stock plans, in effect from time to time and available to the Company's senior executives, as determined by the Board.

  •
  Change of Control Benefit:  The Company will provide you with a "change of control" benefit on the same terms and conditions extended generally to other senior executives. A copy of the "Change of Control Agreement" is enclosed herewith for your review.

  •
  Outside Interests:  The position you are being offered is for full-time employment with the Company. We expect that your outside interests (e.g., directorships and similar activities) will in general contribute to your skills and job performance at the Company and will require only reasonably amounts of time away from the Company (as determined by the Chief Executive Officer), and will, in all cases, be subject to prior approval by the Chief Executive Officer.

  •
  Confidentiality and Inventions Agreement:  As a condition of your employment, you will be required to sign a copy of our "Employee Non-Disclosure, Non-Competition and Inventions Agreement" in the form included with this letter.

  •
  Severance Benefits:  In the event you terminate your employment for "Good Reason" or if your employment is terminated by the Company without "Cause" during the during the 4-year contract term, you will receive:

  (i)
  12 months' salary plus bonus, payable monthly in equal installments (ceasing upon death, but in no event less than six months of benefit);

  (ii)
  all stock options and time-vesting restricted stock held on the date of your termination will be deemed to have been held, for vesting purposes, an additional 18 months, and all vested options as of the termination date will remain exercisable for 12 months; and

    (iii)
    continued participation in the Company's medical insurance plan until the earlier of the end of the severance pay period specified in (i) above, or the date you receive equivalent coverage from a subsequent employer.

  •
  "Cause":  For purposes of the severance benefit described above, "Cause" shall mean

  (a)
  your conviction of a felony crime of moral turpitude;

  (b)
  your willful refusal or failure to follow a lawful directive or instruction of the Company's Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you thirty (30) days to correct any problems and further provided if you correct the problem(s) you may not be terminated for Cause in that instance;

  (c)
  in carrying out your duties you commit (i) willful gross negligence, or (ii) willful gross misconduct, resulting in either case in material harm to the Company, unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company; or

  (d)
  your violation of the Company's policies made known to you regarding confidentiality, securities trading or inside information.

  •
  "Good Reason":  For purposes of the severance benefit described above, "Good Reason" shall mean that without your consent, one or more of the following events occurs and you terminate your employment by notice in writing to the Chief Executive Officer of the Company within 90 days after the first occurrence of the event:

  (i)
  You are assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities currently performed in your positions and offices as described under "Job Title" and "Duties" above, provided that such reassignment of duties or responsibilities is not due to your Disability or performance, nor is at your request or with your prior agreement;

  (ii)
  You suffer a reduction in the authorities, duties, and responsibilities associated with your positions and offices as described under "Job Title" and "Duties" above, on the basis of which you make a determination in good faith that you can no longer carry out such positions or offices in the manner contemplated at the time this Agreement was entered into, provided that such reassignment of duties or responsibilities is not due to your Disability or your performance, and is not at your request or with your prior agreement;

  (iii)
  Your base salary, as determined under "Compensation" above, is decreased;

  (iv)
  Your own office location as assigned to you by the Company is relocated thirty-five (35) or more miles from Cambridge, Massachusetts; or

  (v)
  Failure of any entity, in the event of a Change of Control, as defined in your "Change of Control Agreement" referenced above, to assume all obligations and liabilities of this Agreement.

  •
  "Disability":  For purposes of the foregoing, a "Disability" is a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Internal Revenue Code Section 22(e)(3).

Although you are being hired for your particular expertise, we are counting on the fact that the Company's management team will be highly interactive, with people who are interested not in building and maintaining artificial barriers around disciplines and skills, but in breaking down those barriers and applying new insights and initiatives across related fields. The position to which you have been hired is an important position in the Company, and we know it will be a challenging and exciting one.

Please note that this offer is conditional on approval of the terms and conditions set forth herein by the Board and your ability to commence employment with the Company on or before December 12, 2005.

Pending that approval, we are pleased to extend this offer to you and look forward to your acceptance. Please sign and return this offer letter and the additional documents enclosed herewith as soon as possible to indicate your agreement with the terms of this offer. We look forward to having your confirming response.

Once signed by you, this letter and its attachments will constitute the complete agreement between you and the Company regarding your employment and will supersede all prior written or oral agreements or understandings on these matters.

We believe you will be able to make an immediate contribution to the Company's efforts, and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our accomplishments is good people. We hope you accept our offer to be one of those people.

Sincerely yours,
/s/ JOSHUA BOGER Joshua Boger, Ph.D. Chairman, President & CEO

I accept the terms of employment as described in this offer letter dated December 5, 2005, and will start my employment on or before December 12, 2005. I confirm that by my start date at the Company I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at the Company or perform the functions of my job for the Company, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ RICHARD C. GARRISON Richard C. Garrison	Date	12/6/05

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